Exhibit 17

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of September 25, 2012, by and between Lighting Science Group Corporation, a Delaware corporation (the “Company”) and RW LSG Holdings LLC (“Stockholder”).

RECITALS

A.	Stockholder Owns (as defined below) certain securities of the Company.

B.	The Company proposes to raise capital in an offering of shares of its Series H Convertible Preferred Stock (the “Series H Preferred Stock”), including the proposed issuance of 49,000 shares of Series H Preferred Stock, in the aggregate, to Portman Limited, Cleantech Europe II (A), L.P. and Cleantech Europe II (B), L.P. (collectively, the “Purchasers”) pursuant to the Preferred Stock Subscription Agreements, substantially in the forms attached hereto as Exhibits A and B (the “Subscription Agreements”).

C.	The Subscription Agreements require the Company to seek stockholder approval with respect to the Amended and Restated Certificate of Designation governing the Series H Preferred Stock (the “Series H Amendment”) and Amended and Restated Certificate of Designation governing the shares of the Company’s Series I Convertible Preferred Stock (the “Series I Amendment”), in the forms attached hereto as Exhibits C and D, respectively (the “Amended and Restated Certificates of Designation”).

D.	Stockholder is entering into this Agreement in order to induce Purchasers to enter into the Subscription Agreements.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Affiliate” shall have the meaning ascribed to such term in the Series H Certificate of Designation.

(b) “Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of the Company, including, without limitation, partnership and membership interests, if any.

(c) “Meeting” shall mean any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action by written consent of the stockholders of Company or the holders of Series H Preferred Stock.

(d) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of Capital Stock if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(e) “Series H Certificate of Designation” shall mean the Certificate of Designation governing the shares of Series H Preferred Stock.

(f) “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Termination Date.

(g) “Termination Date” shall mean the earliest of (i) the date on which the Amended and Restated Certificates of Designation are approved by the Secretary of State of the State of Delaware or (ii) the date on which the parties hereto agree in writing to terminate this Agreement, provided, that the Company may only terminate this Agreement with the unanimous approval of the board of directors of the Company.

SECTION 2. AGREEMENT TO VOTE CAPITAL STOCK. Stockholder hereby covenants and agrees that during the Specified Period, at any Meeting, Stockholder shall appear at the Meeting or otherwise cause any and all Capital Stock to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Capital Stock Owned by Stockholder and its Affiliates in favor of any proposal to approve (i) the Series H Amendment and (ii) the Series I Amendment.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents, warrants and covenants to the Company as follows as of the date hereof:

(a) Stockholder has all requisite power, capacity and authority to (i) execute and deliver this Agreement, (ii) grant the rights to the Company set forth in this Agreement and (iii) perform Stockholder’s obligations hereunder.

(b) This Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

SECTION 4. MISCELLANEOUS

(a) Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address, email address or facsimile telephone number set forth beneath the name of such party below (or at such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Tel: (650) 618-7300

Fax: (650) 618-7114

Email: jeff@rwcm.com

With a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Tel: (650) 251-5000

Fax: (650) 251-5002

Email: kjensen@stblaw.com

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Attention: Thomas C. Shields, Chief Financial Officer

Tel: (321) 779-5520

Fax: (321) 779-5521

Email: tom.shields@lsgc.com

With a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel, Esq.

Tel: (214) 651-5645

Fax: (214) 200-0577

Email: greg.samuel@haynesboone.com

(b) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings between the parties with respect thereto and is not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

(d) Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other contract or arrangement between Stockholder, on the one hand, and the Company, on the other. The existence of any claim or cause of action by Stockholder against the Company shall not constitute a defense to the enforcement of any of covenants or obligations of Stockholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of the Company or any of the obligations of Stockholder under any contract between Stockholder and the Company or any certificate or instrument executed by Stockholder in favor of the Company; and nothing in any other such contract, certificate or instrument shall limit any of Stockholder’s obligations, or any of the rights or remedies of Company, under this Agreement.

(e) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or overtly threatened breach. Stockholder further agrees that neither the Company nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4(e), and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(f) Governing Law; Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4(a) hereof is reasonably calculated to give actual notice.

(g) Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

(h) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Company and Stockholder or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that the amendment of this Agreement or waiver by the Company shall only be effective upon the unanimous approval of the board of directors of the Company No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(j) Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be executed as of the date first written above.

COMPANY:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer

Signature Page to Voting Agreement

STOCKHOLDER:

RW LSG HOLDINGS LLC

By:	Riverwood Capital Partners L.P.,
its Managing Member

By:	Riverwood Capital L.P.,
its General Partner

By:	Riverwood Capital GP Ltd.
its General Partner

By:	/s/ Michael E. Marks
Name:	Michael E. Marks
Title:	Director and Chief Executive Officer

Signature Page to Voting Agreement